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                                                                    EXHIBIT 99.2

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   NOVEMBER 11, 2002

     WILLIAMS SOLIDIFIES LONG-TERM POWER CONTRACT WITH CALIFORNIA; ADDS GAS
                         CONTRACT UNDER BROAD AGREEMENT

            SETTLEMENT RESOLVES OUTSTANDING LITIGATION, REFUND ISSUES

TULSA, OKLA. -- Williams (NYSE:WMB) announced today that it has agreed to restructure its long-term energy contracts with California as part of a broad settlement intended to resolve the state's outstanding litigation and civil claims against Williams related to power markets.

Williams expects other parties, including Washington, Oregon and private class action plaintiffs, to join the settlement.

"Williams has continuously worked with California to provide fair solutions that meet the state's energy needs. We were the first and only company to propose temporary price caps. We did an emergency pipeline expansion to increase the supply of natural gas delivered to the state. We continued to sign long-term power contracts last year despite the purchasers' credit issues.

"And we came back to the table this year ready to do the right thing for everyone involved. Today's settlement is the result of the productive dialogue we've had with California officials since we reached an agreement in principle in July," said Steve Malcolm, chairman, president and chief executive officer.

The new energy contracts and the settlement have been endorsed by the California Department of Water Resources, the office of the governor, the California attorney general, the California Public Utilities Commission, the Electricity Oversight Board and representatives for civil litigants.

On the renegotiated commercial transactions with California, Williams has:

o Agreed to increase maximum power supplies through 2010 from 1,400 to 1,875 megawatts.

o Provided more flexibility for California to determine when power is dispatched.

o Reached a long-term natural gas sale through 2010 of 1.2 to 1.8 million MMBtus per month.

o Been released from outstanding power refund issues with the settling parties.

"From a business perspective, we've been able to preserve the value we have for our long-term energy contracts with California," Malcolm said. "And once the settlement goes into effect, it will improve our opportunity to sell or assign all or a portion of our California portfolio. Our goal is to


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reduce the financial risk and liquidity requirements related to our energy marketing and risk management business."

Under the settlement, Williams has agreed to:

o Pay cash considerations of $150 million over eight years.

o Contribute six generating turbines.

o Assist the attorney general's office with ongoing investigations into the electric power and gas markets.

The settlement is subject to various conditions, including certain court and Federal Energy Regulatory Commission approvals, and the completion of due diligence by the California attorney general.

Malcolm added, "From a practical standpoint, the settlement ends numerous legal entanglements. We're now within reach of bringing closure to these issues with the settling parties. It's important for us to move forward as a company so that we can devote our attention to finding, producing, gathering, processing and transporting natural gas."

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

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CONTACT INFORMATION:

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
   Kelly Swan         Williams Media Relations       918-573-6932         kelly.swan@williams.com
 Richard George      Williams Investor Relations     918-573-3679       richard.george@williams.com
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